VERA BRADLEY ANNOUNCES FIRST QUARTER FISCAL YEAR 2023 RESULTS

Consolidated net revenues totaled $98.5 million

Net loss totaled ($7.0) million, or ($0.21) per diluted share;
excluding certain items, non-GAAP net loss totaled ($6.1) million, or ($0.19) per diluted share

Balance sheet remains strong, with cash and cash equivalents of $64.0 million and no debt

FORT WAYNE, Ind., June 8, 2022 – Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the first quarter ended April 30, 2022.

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. Vera Bradley on a stand-alone basis refers to the Vera Bradley brand.

First Quarter Comments

Rob Wallstrom, Chief Executive Officer of the Company, noted, “While total Company first quarter revenues of $98.5 million fell below our expectations and resulted in a net loss, before certain charges, of $0.19 per diluted share, we continued implementation of our price increases which helped offset logistics and sourcing pressures, continued to drive product innovation, controlled expenses, and completed $10.5 million of share repurchases, while maintaining a strong, debt-free balance sheet.

“We are clearly seeing a bifurcation in the spending of our customer base. At Vera Bradley, Direct Channel full-line revenues were above last year as customers with higher household incomes remained engaged and spent more than last year. We also saw a healthy year-over-year rebound in Indirect Channel revenues. However, inflationary pressures, including rising gas prices, particularly impacted the spending of Vera Bradley full-line customers with household incomes below $55,000 as well as traffic and spending in our Vera Bradley Direct Channel factory stores for the quarter. In addition, Pura Vida’s ecommerce revenues continued to be significantly affected by the shift in social and digital media effectiveness and rising digital media costs.

“For the balance of the year, we are taking decisive actions to strengthen the enterprise and remain highly focused on our two core brands.
•On a Company-wide basis, we are:
•Meaningfully reducing our cost structure, targeting annual savings of $15 to $25 million.
•Continuing to evaluate and execute strategic price increases for both brands to offset rising raw material and freight costs, as appropriate.
•At the Vera Bradley brand, we remain confident in our core strategy, by continuing to:
•Innovate and build on our lifestyle merchandising strategy, with a laser focus on protecting the core, amplified by targeted marketing, by:
•Maximizing the travel category, which is nearly back to pre-pandemic levels.
•Optimizing back-to-campus opportunities, with strategic assortment enhancements.
•Continuing with successful product collaborations like Disney and adding new iconic partnerships including Star Wars, Coleman, and Tupperware.
•Expanding our footwear and home assortments this fall and holiday season.
•At Pura Vida, we are focused on returning the brand to long-term growth.

•Our newly-hired Chief Growth Officer and Pura Vida leadership team will work to build a more diverse, innovative, effective, and performance-based marketing program by bolstering our internal marketing and data analytics talent and platform.
•We will open three additional retail store locations, building on the success of the first store opening in San Diego in 2021. Since opening, we continue to experience a double-digit differential in our San Diego ecommerce business relative to the rest of the country, demonstrating the power a retail presence has in driving digital sales, omni-channel loyalty, and spending. Stores will play a key role in driving new customer acquisition as we continue to diversify our marketing platforms.
•We will build customer excitement and engagement through collaborations like Disney and Hello Kitty, partnering with key influencers, and offering themed-collections centered around key events.”

Wallstrom continued. “We are preparing for the macro environment to remain challenging through the remainder of this year and into next year. And, despite the strength in Pura Vida’s store business and opportunity for new store growth, we know that it will take time to return the ecommerce business to growth as rebuilding the marketing platform and remixing the marketing program is underway. We are taking decisive actions that will further strengthen both core brands and our enterprise as a whole, not only to successfully manage through this period but position us for the future. Our teams are focused, and our cash position and balance sheet remain strong. We have successfully managed through challenging business cycles before, and I am confident we will manage through this period as well. We look forward to returning both brands to steady growth.”

Summary of Financial Performance for the First Quarter

Consolidated net revenues totaled $98.5 million compared to $109.1 million in the prior year first quarter ended May 1, 2021.

For the current year first quarter, Vera Bradley, Inc.’s consolidated net loss totaled ($7.0) million, or ($0.21) per diluted share. These results included $0.8 million of net after tax charges, comprised of $0.4 million of intangible asset amortization and $0.4 million of impairment charges. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated first quarter net loss totaled ($6.1) million, or ($0.19) per diluted share.

For the prior year first quarter, the Company’s consolidated net loss totaled ($2.1) million, or ($0.06) per diluted share. These results included $0.4 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated prior year first quarter net loss totaled ($1.7) million, or ($0.05) per diluted share.

Non-GAAP Numbers

The current year non-GAAP first quarter income statement numbers referenced below exclude the previously outlined intangible asset amortization and impairment charges. The prior year non-GAAP first quarter income statement numbers referenced below exclude the previously outlined intangible asset amortization.

First Quarter Details

Current year first quarter Vera Bradley Direct segment revenues totaled $61.6 million, a 7.6% decrease from $66.7 million in the prior year first quarter. Comparable sales declined 11.1% in the first quarter. The Company permanently closed six full-line stores and opened seven factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $17.0 million, an 11.2% increase over $15.3 million in the prior year first quarter. Current year revenues reflected an increase in certain key and specialty account orders.

Pura Vida segment revenues totaled $19.8 million, a 26.8% decrease from $27.1 million in the prior year first quarter.

First quarter consolidated gross profit totaled $52.5 million, or 53.3% of net revenues, compared to $59.2 million, or 54.2% of net revenues, in the prior year first quarter. The current year gross profit rate was negatively impacted by higher inbound and outbound freight expense, partially offset by price increases.

Consolidated SG&A expense totaled $60.9 million, or 61.9% of net revenues, for the quarter, compared to $60.9 million, or 55.8% of net revenues, for the prior year first quarter. On a non-GAAP basis, consolidated SG&A expense totaled $59.6 million, or 60.5% of net revenues, for the current quarter, compared to $60.1 million, or 55.1% of net revenues, for the prior year first quarter.

The Company’s first quarter consolidated operating loss totaled ($8.2) million, or (8.4%) of net revenues, compared to an operating loss of ($2.0) million, or (1.8%) of net revenues, in the prior year first quarter. On a non-GAAP basis, the consolidated operating loss totaled ($6.9) million, or (7.0%) of net revenues, compared to ($1.2) million, or (1.1%) of net revenues, in the prior year.

By segment:
•Vera Bradley Direct’s first quarter operating income was $5.5 million, or 8.9% of Direct net revenues, compared to operating income of $10.9 million, or 16.3% of Direct net revenues, in the prior year.
•Vera Bradley Indirect’s first quarter operating income was $5.5 million, or 32.3% of Indirect net revenues, compared to $4.5 million, or 29.2% of Indirect net revenues, in the prior year.
•Pura Vida’s first quarter operating income was $1.1 million, or 5.3% of Pura Vida net revenues, compared to $2.5 million, or 9.3% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s current year first quarter operating income was $1.8 million, or 9.2% of Pura Vida net revenues, compared to $3.3 million, or 12.1% of Pura Vida net revenues, in the prior year.

Balance Sheet

Net capital spending for the first quarter totaled $1.7 million compared to $0.5 million in the prior year.

Cash, cash equivalents, and investments as of April 30, 2022 totaled $64.0 million compared to $52.7 million at the end of last year’s first quarter. The Company had no borrowings on its $75 million ABL credit facility at quarter end.

Total quarter-end inventory was $161.8 million, compared to $150.3 million at the end of the first quarter last year.

During the first quarter, the Company repurchased approximately $10.5 million of its common stock (approximately 1.4 million shares at an average price of $7.35). $35.3 million remains under the Company’s $50.0 million repurchase authorization that expires in December 2024.

Forward Outlook

Wallstrom also commented, "As we expect the challenging macroeconomic environment to continue for the balance of the year and that it will take time to return the Pura Vida ecommerce business to growth, we believe it is appropriate to lower our outlook for the fiscal year.”

Excluding net revenues, all forward-looking guidance numbers referenced below are non-GAAP. The prior year SG&A and earnings per diluted share numbers exclude the previously disclosed net charges related to intangible asset amortization. Current year guidance excludes previously disclosed intangible asset amortization, impairment, and any similar charges.

For Fiscal 2023, the Company’s updated expectations are as follows:
•Consolidated net revenues of $490 to $505 million. Net revenues totaled $540.5 million in Fiscal 2022. Year-over-year Vera Bradley revenues are expected to decline between 5% and 7%, and Pura Vida revenues are expected to decline between 12% and 16%.
•A consolidated gross profit percentage of 54.5% to 55.0% compared to 53.3% in Fiscal 2022. The potential year-over-year increase is primarily related to price increases, partially offset by incremental inbound and outbound freight expense.
•Consolidated SG&A expense of $248 to $253 million compared to $258.8 million in Fiscal 2022. The reduction in SG&A expense is being driven by cost reduction initiatives and a reduction in compensation expense, marketing, and other variable-related expenses due to the expected sales decline from the prior year.
•Consolidated operating income of $18.8 to $25.0 million compared to $30.1 million in Fiscal 2022.
•Consolidated diluted EPS of $0.35 to $0.50 based on diluted weighted-average shares outstanding of 32.1 million and an effective tax rate of between 23.0 and 24.0%. Diluted EPS totaled $0.57 last year.
•Net capital spending of approximately $10 to $12 million compared to $5.5 million in the prior year, reflecting investments associated with new Vera Bradley factory and Pura Vida store locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including free cash flow; selling, general, and administrative expenses; operating loss; net loss; net loss attributable and available to Vera Bradley, Inc.; and diluted net loss per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the first quarter is scheduled for today, Wednesday, June 8, 2022, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 437-2398, and enter the access code 1664068. A replay will be available shortly after the conclusion of the call and remain available through June 22, 2022. To access the recording, listeners should dial (844) 512-2921, and enter the access code 1664068.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, verabradley.ca, Vera Bradley’s online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,800 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca, and through the distribution of its products to wholesale retailers and department stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products;

possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by COVID-19 or other pandemics. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected and that Pura Vida’s business may not perform as expected. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 29, 2022. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 30, 2022	January 29, 2022	May 1, 2021
Assets
Current assets:
Cash and cash equivalents	$63,987	$88,436	$51,371
Short-term investments	—	—	1,293
Accounts receivable, net	20,115	20,681	21,945
Inventories	161,787	144,881	150,335
Income taxes receivable	3,466	9,391	8,782
Prepaid expenses and other current assets	17,458	15,928	18,478
Total current assets	266,813	279,317	252,204
Operating right-of-use assets	79,827	79,873	86,181
Property, plant, and equipment, net	60,032	59,941	62,391
Intangible assets, net	43,454	44,223	46,527
Goodwill	44,254	44,254	44,254
Deferred income taxes	3,980	3,857	3,161
Other assets	5,337	6,081	6,525
Total assets	$503,697	$517,546	$501,243
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$39,327	$30,492	$23,160
Accrued employment costs	7,897	12,463	11,122
Short-term operating lease liabilities	17,288	18,699	21,210
Other accrued liabilities	17,298	16,422	14,736
Total current liabilities	81,810	78,076	70,228
Long-term operating lease liabilities	81,513	80,861	88,228
Other long-term liabilities	168	195	83
Total liabilities	163,491	159,132	158,539
Redeemable noncontrolling interest	31,092	30,974	30,307
Shareholders’ equity:
Additional paid-in-capital	107,040	107,907	105,076
Retained earnings	327,390	334,364	314,381
Accumulated other comprehensive loss	(60)	(29)	—
Treasury stock	(125,256)	(114,802)	(107,060)
Total shareholders’ equity of Vera Bradley, Inc.	309,114	327,440	312,397
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$503,697	$517,546	$501,243

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Net revenues	$98,459	$109,094
Cost of sales	45,945	49,930
Gross profit	52,514	59,164
Selling, general, and administrative expenses	60,914	60,896
Other income (loss), net	167	(227)
Operating loss	(8,233)	(1,959)
Interest expense, net	40	90
Loss before income taxes	(8,273)	(2,049)
Income tax benefit	(1,563)	(531)
Net loss	(6,710)	(1,518)
Less: Net income attributable to redeemable noncontrolling interest	264	627
Net loss attributable to Vera Bradley, Inc.	$(6,974)	$(2,145)

Basic weighted-average shares outstanding	32,672	33,590
Diluted weighted-average shares outstanding	32,672	33,590

Basic net loss per share available to Vera Bradley, Inc. common shareholders	$(0.21)	$(0.06)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders	$(0.21)	$(0.06)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Cash flows from operating activities
Net loss	$(6,710)	$(1,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	2,192	2,286
Amortization of operating right-of-use assets	5,260	4,930
Impairment charges	592	—
Amortization of intangible assets	769	769
Provision for doubtful accounts	(143)	(66)
Stock-based compensation	543	1,814
Deferred income taxes	(123)	369
Other non-cash gain, net	—	(45)
Changes in assets and liabilities:
Accounts receivable	709	5,664
Inventories	(16,906)	(8,919)
Prepaid expenses and other assets	(786)	(779)
Accounts payable	8,165	(4,234)
Income taxes	5,925	(1,731)
Operating lease liabilities, net	(6,565)	(6,800)
Accrued and other liabilities	(4,004)	(1,780)
Net cash used in operating activities	(11,082)	(10,040)
Cash flows from investing activities
Purchases of property, plant, and equipment	(1,745)	(503)
Proceeds from disposal of property, plant, and equipment	—	45
Net cash used in investing activities	(1,745)	(458)
Cash flows from financing activities
Tax withholdings for equity compensation	(1,410)	(2,171)
Repurchase of common stock	(10,035)	—
Distributions to redeemable noncontrolling interest	(146)	(129)
Net cash used in financing activities	(11,591)	(2,300)
Effect of exchange rate changes on cash and cash equivalents	(31)	(6)
Net decrease in cash and cash equivalents	$(24,449)	$(12,804)
Cash and cash equivalents, beginning of period	88,436	64,175
Cash and cash equivalents, end of period	$63,987	$51,371

Vera Bradley, Inc.
First Quarter Fiscal 2023
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended April 30, 2022
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$52,514	$—		$52,514
Selling, general, and administrative expenses	60,914	1,361	1	59,553
Operating loss	(8,233)	(1,361)		(6,872)
Loss before income taxes	(8,273)	(1,361)		(6,912)
Income tax benefit	(1,563)	(338)	2	(1,225)
Net loss	(6,710)	(1,023)		(5,687)
Less: Net income (loss) attributable to redeemable noncontrolling interest	264	(192)		456
Net loss attributable to Vera Bradley, Inc.	(6,974)	(831)		(6,143)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders	$(0.21)	$(0.03)		$(0.19)

Vera Bradley Direct segment operating income	$5,503	$—		$5,503
Vera Bradley Indirect segment operating income	$5,479	$—		$5,479
Pura Vida segment operating income (loss)	$1,056	$(769)	3	$1,825
Unallocated corporate expenses	$(20,271)	$(592)	4	$(19,679)

[1]Items include $769 for the amortization of definite-lived intangible assets and $592 for a right-of-use asset impairment charge
[2]Related to the tax impact of the charges mentioned above
[3]Related to the amortization of definite-lived intangible assets
[4]Related to a right-of-use asset impairment charge

Vera Bradley, Inc.
First Quarter Fiscal 2022
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 1, 2021
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$59,164	$—		$59,164
Selling, general, and administrative expenses	60,896	769	1	60,127
Operating loss	(1,959)	(769)		(1,190)
Loss before income taxes	(2,049)	(769)		(1,280)
Income tax benefit	(531)	(163)	2	(368)
Net loss	(1,518)	(606)		(912)
Less: Net income (loss) attributable to redeemable noncontrolling interest	627	(192)		819
Net loss attributable to Vera Bradley, Inc.	(2,145)	(414)		(1,731)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders	$(0.06)	$(0.01)		$(0.05)

Vera Bradley Direct segment operating income	$10,860	$—		$10,860
Vera Bradley Indirect segment operating income	$4,461	$—		$4,461
Pura Vida segment operating income (loss)	$2,508	$(769)	1	$3,277
Unallocated corporate expenses	$(19,788)	$—		$(19,788)

[1]Related to the amortization of definite-lived intangible assets
[2]Related to the tax impact of the charges mentioned above